UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	January 28, 2008

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2008, Pankaj S. Manglik, President and Chief Executive Officer of Proxim Wireless Corporation, was granted options to purchase 250,000 shares of Proxim’s common stock.  These options were granted by Proxim pursuant to a non-qualified stock option agreement, dated as of January 28, 2008, with an exercise price of $0.82 per share – the fair market value of Proxim’s common stock on the date of grant.  Forty percent of these options vested on grant, and an additional twenty percent of these options will vest on each of the first three annual anniversaries of the date of grant.  The stock option agreement provides for full vesting of any unvested options if Mr. Manglik’s employment is terminated by Proxim without good cause or by Mr. Manglik for good reason (as determined in accordance with Mr. Manglik’s employment agreement with Proxim dated as of January 16, 2008).  If Mr. Manglik’s employment is terminated, the options will expire either 90 days or one year after termination.  If Mr. Manglik’s employment is terminated by Proxim without good cause or by Mr. Manglik with good reason, the options will expire one year after termination provided Mr. Manglik provides a release of claims to Proxim.  Also, if Mr. Manglik’s employment is terminated due to his death or total disability, the options will expire one year after termination.  Otherwise, the options expire 90 days after termination.  However, in all events, the options expire no later than five years after the date of grant.

The foregoing description of the non-qualified stock option agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the stock option agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Mr. Manglik’s employment agreement with Proxim is summarized in, and attached as an exhibit to, the Current Report on Form 8-K filed by Proxim with the Securities and Exchange Commission on January 16, 2008.

Item 9.01  Financial Statements and Exhibits.

(d)            Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: February 1, 2008	By:	/s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1	Non-Qualified Stock Option Agreement, dated as of January 28, 2008, between Proxim Wireless Corporation and Pankaj S. Manglik

2